Exhibit 99

EXCERPT FROM NORTHEAST UTILITIES PRESS RELEASE, DATED APRIL
23, 2002, "NU REPORTS LOWER FIRST-QUARTER RESULTS,"

     [Michael G. Morris, NU Chairman, President and
Chief Executive Officer,] said NU expects to record after-tax earnings of between $25 million and $30 million later in 2002 in connection with the proposed sale of the system's
40.04 percent interest in the Seabrook nuclear station in Seabrook, New Hampshire to a subsidiary of FPL Group. These earnings relate to a gain on the sale of an unaffiliated company's share of Seabrook and to certain dismantlement accruals previously set aside for the abandoned Seabrook 2 nuclear unit. Under the sale agreement, FPL will be responsible for the dismantlement of Seabrook 2. The sale is subject to a number of contingencies, including regulatory approvals.

     The vast majority of the approximately $400 million of proceeds the NU System expects to receive from the sale will be used to reduce PSNH and CL&P stranded costs and to pay taxes. After-tax proceeds will be used in part to repay all $90 million of outstanding debt of North Atlantic Energy Corporation, an NU subsidiary which owns nearly 36 percent of Seabrook, and to return all of NAEC's equity to NU.
NAEC, which has a power sales contract with PSNH, had $35.9 million of common equity as of March 31, 2002. Additional proceeds will be used primarily to reduce PSNH's capitalization, fund CL&P's capital needs, and meet some modest decommissioning obligations associated with the NU system's interest in Seabrook.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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